Consumers Bancorp Announces the Expiration of the Rights Offering and Commencement of the Public Offering

Company Release - 6/27/2013

MINERVA, Ohio, June 27, 2013 – Consumers Bancorp, Inc. (OTCQB: CBKM), the parent company of Consumers National Bank, today announced that the subscription period of its previously disclosed rights offering expired as scheduled on June 21, 2013. Based on results received from the subscription agent, shareholders exercised subscription rights to purchase approximately 637,729 shares of Consumers' common stock, representing total proceeds in excess of $9.7 million. Consumers expects that all participants in the rights offering will receive the full amount of shares subscribed for without any cutbacks.

Consumers also announced the commencement of a subsequent public offering in which it will sell all remaining shares up to the offering maximum of 655,668 shares, or approximately $10.0 million. Consumers has already received non-binding indications of interest from prospective investors in an aggregate amount that would cause the offerings to be fully subscribed. Consumers anticipates that it will close both offerings and issue common stock as soon as possible after July 1, 2013.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state. The rights offering will be made only by means of the prospectus dated May 15, 2013, copies of which were mailed to all record date stockholders. You may obtain a free copy of the prospectus by visiting EDGAR on the SEC Website at www.sec.gov or you may request a copy of the prospectus by contacting the Company at (330) 868-7701.

About Consumers Bancorp, Inc. and Consumers National Bank

Consumers National Bank is an independent community bank that provides a comprehensive line of banking and other investment services to business and personal customers through its main office in Minerva, and branches in Alliance, Canton, Carrollton, East Canton, Hanoverton, Hartville, Lisbon, Louisville, Malvern, Salem, and Waynesburg, Ohio. More information about Consumers National Bank can be accessed online at www.ConsumersBank.com. Member FDIC.

Some of the statements contained in this news release constitute "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe" or similar expressions are intended to identify forward-looking statements. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control, and could cause actual results to differ materially from those described in such statements. Any such forward-looking statements are made only as of the date of this news release, and, except as required by law, we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

CONTACT:	Ralph J. Lober, II
330-868-9035
rlober@consumersbank.com